           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Oppenheimer Equity Income Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Equity
Income Fund, Inc., formerly Quest Capital Value Fund, Inc., of our report dated December 12, 2006, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered
Public Accounting Firm" appearing in the Statement of Additional Information.

                              /s/ KPMG LLP

                              KPMG LLP

Denver, Colorado
July 27, 2007